EXHIBIT 5.1

November 5, 2007

Trimble Navigation Limited
935 Stewart Drive
Sunnyvale, California 94085

Re:           Trimble Navigation Limited
 Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Trimble Navigation Limited, a California corporation (the “Company”), in connection with the filing of the Registration Statement (as defined below), including a prospectus covering the resale of up to 44,742 shares (the “Issuable Secondary Shares”) of common stock of the Company, no par value per share (the “Common Stock”), to be offered by a certain shareholder of Trimble Exchangeco Limited, a corporation existing under the laws of the Province of Ontario (“Trimble Exchangeco”), following the issuance of such Issuable Secondary Shares to such shareholder of Trimble Exchangeco pursuant to the terms of (i) the Exchange Right Agreement, dated July 7, 2003 (the “Exchange Right Agreement”), between the Company, Trimble Exchangeco, Trimble Holdings Company, an unlimited liability company existing under the laws of the Province of Nova Scotia, and certain securityholders of Applanix Corporation, a corporation existing under the laws of the Province of Ontario, and (ii) the Articles of Incorporation of Trimble Exchangeco (together with the Exchange Rights Agreement, the “Exchange Documents”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(i)           the Registration Statement on Form S-3 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof;

(ii)           an executed copy of the Exchange Right Agreement;

(iii)           a specimen certificate evidencing the Common Stock

(iv)           the Amended and Restated Articles of Incorporation of the Company, and all Certificates of Amendment and Certificates of Designation through the date hereof, in each case as filed with and certified by the Secretary of State of the State of California (the “Articles of Incorporation”);

(v)           the Amended and Restated Bylaws of the Company, as certified by Irwin L. Kwatek, Vice President and General Counsel of the Company (the “Bylaws”); and

(vi)           certain resolutions of the Board of Directors of the Company relating to the issuance of the Issuable Secondary Shares.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We note that the Exchange Documents are governed by laws other than the laws, rules and regulations of California and the federal laws, rules and regulations of the United States of America.  We do not express any opinion with respect to the validity, due authorization, due issuance, binding nature or enforceability of any such agreement or instrument or the application of securities laws of any jurisdiction other than the United States of America.  We understand that you have received an opinion addressing certain matters under the laws of non-United States jurisdictions from Blake, Cassels & Graydon LLP.

Our opinions set forth herein are limited to the laws of the State of California that, in our experience, are applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”).  We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein.  The Issuable Secondary Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.  When (i) the certificates representing the Issuable Secondary Shares in the form of the specimen certificate examined by us have been signed by an authorized officer of the transfer agent and registrar of the Common Stock and registered by the transfer agent and registrar and (ii) full consideration for the Issuable Secondary Shares in accordance with the Exchange Documents shall have been delivered to the Company, the Issuable Secondary Shares, when issued pursuant to the terms of the Exchange Documents, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Interests Of Named Experts And Counsel” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom, LLP